As filed with the Securities and Exchange Commission on October 1, 1998 Registration Statement No. 333-60451

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                 Amendment No. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             PEN INTERCONNECT, INC.
             (Exact name of registrant as specified in its charter)

       Utah                                3357                    87-0430260
(State or other jurisdiction   (Primary Standard Industrial    (IRS Employer
of  incorporation                Classificate                Identification No.)




Pen Interconnect, Inc.                        James S. Pendleton, Chairman
2351 South 2300 West                          Pen Interconnect, Inc.
Salt Lake City, Utah 84119                    2351 South 2300 West
(801) 973-6090                                Salt Lake City, Utah 84119
(Address, including zip code,                (Name, address, including zip code,
 and telephone number, including              and telephone number, including
 area code principal executive offices)       area code, of agent for service)


                                    Copy to:
                              Oscar D. Folger, Esq.
                              James W. Lucas, Esq.
                                521 Fifth Avenue
                            New York, New York 10175
                                 (212) 697-6464

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /_/

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                  Proposed Maximum      Proposed Maximum
Titl of Each Class of          Amount Being       Offering Price Per    Aggregate Offering          Amount of
Securities Being Registered    Registered         Share (1)             Offering Price           Registration Fee
-----------------------------------------------------------------------------------------------------------------
 Common Stock(2)               1,475,000              $1.671875             $2,466,016               $727.48(3)
=================================================================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $1.671875 per Share based upon the average of the high and low prices of $1.71875 and $1.625 respectively, on July 23, 1998.


(2) Pursuant to Rule 416, this Registration Statement also covers any additioal shares of Common Stock whih may become issuable by virtue of anti-dilution provisions.


(3)  Previously paid.

                  SUBJECT TO COMPLETION, DATED October 1, 1998

                             Pen Interconnect, Inc.
                        1,475,000 Shares of Common Stock

                               -------------------

         This Prospectus relates to the offering of an aggregate of 1,475,000 shares of the Common Stock, par value $.01 per share ("Common Stock"), of Pen Interconnect, Inc. (the "Company"). The Common Stock is sometimes referred to hereinafter as "Securities." The Company's Common Stock and Warrants have been publicly traded since November 1995, when the Company completed an underwritten initial public offering of 1,000,000 shares of Common Stock and warrants to purchase 1,000,000 shares of Common Stock (the "Initial Public Offering"). Only persons named herein as Selling Security Holders may rely upon this Prospectus for resale of Securities owned by them. Of the Securities included herein, up to 985,000 shares are issuable upon conversion of Convertible Debentures, and 490,000 shares are issuable upon conversion of warrants at prices ranging from $2.00 to $2.75 per share.

     The Company will receive the exercise prices payable upon exercise of the Warrants. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Security Holders. The Company has been advised by the Selling Security Holders that there are no underwriting arrangements with respect to the sale of any Securities. The Securities will be sold from time to time by the Selling Security Holders in the over-the-counter market at then prevailing prices and in private transactions at negotiated prices. Usual and customary brokerage fees, if any, may be paid by the Selling Security Holders in connection with sales by the Selling Security Holders.

     The Company's Common Stock and Warrants are quoted on the Nasdaq National Market System under the symbols "PENC" and "PENCW," respectively. The closing sale prices of the Company's Common Stock and Warrants on September 30, 1998 as quoted on the Nasdaq National Market System, were $1.00 and $ 0.0938, respectively.

                  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AS WELL AS IMMEDIATE AND SUBSTANTIAL DILUTION.
0000
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================


                 Price          Underwriting     Proceeds to    Proceeds to
              to Public (1)     Discounts and    Company (1)    Selling Security
                                Commissions (1)                 Holders (1)
Per Share...
Total.......

================================================================================
                 (1) Not determinable at this time.

                The date of this Prospectus is October __, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; Seven World Trade Center - 13th Floor, New York, New York 10048; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648. Copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the Commissions Web Site at http;//www.sec.gov.

                            ------------------------

     The Company will furnish its security holders with annual reports containing audited financial statements at the end of each fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements.


THE FOLLOWING LEGEND WILL APPEAR IN RED INK ON THE FRONT PAGE OF THE PROSPECTUS IN THE EVENT THAT THE PROSPECTUS IS CIRCULATED PRIOR TO BEING DECLARED EFFECTIVE BY THE COMMISSION:

"The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State."

                                   The Company

         Pen Interconnect, Inc. (the "Company") develops and produces on a turnkey basis, interconnection and contract manufacturing solutions for original equipment manufacturers ("OEMs") in the medical, computer peripheral, and other computer related industries, such as the telecommunications, instrumentation and testing equipment industries. The Cable Division's products connect electronic equipment such as computers, to various external devices (such as video screens, printers, external disk drives, modems, telephone jacks, peripheral interfaces and networks) and connect devices within the equipment (such as power supplies, computer hard drives and PC cards). The InCirT Division is engaged in the electronic manufacturing services industry (EMSI), and provides sophisticated ISO 9002-certified assembly and testing services for complex printed circuit boards and subsystems. The PowerStream Division was acquired in 1997. Its main focus is the design and manufacturing of custom power supplies, battery chargers, and uninterruptible power supply (UPS) systems. In addition, the Company's MOTO-SAT Division is a manufacturer of satellite receiving systems for recreational vehicles. The Company was incorporated under the laws of the State of Utah on September 30, 1985. The Company maintains divisions located in Salt Lake City, Utah, Orem, Utah and Tustin, California. The Tustin Division was acquired in April 1996 for cash and common stock from Cerplex Group, Inc. The Company also had a division located in San Jose, California which was sold by the Company in November 1996. The executive offices of the Company are located at 2351 South 2300 West, Salt Lake City, Utah 84119. Its telephone number is 801-973-6090.


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this Prospectus.

Factors Affecting Operating Results

         The Company's operating results are affected by a wide variety of factors, many of which are beyond the control of the Company, which could adversely impact its net sales and profitability. The factors include the
Company's ability to design and introduce new products on a timely and cost-effective basis, market acceptance of products of both the Company and its customers, customer demand for the products of the Company and its customers, the level of orders that are received and can be shipped in a quarter, customer order patterns and seasonality, changes in product mix, product performance and reliability, product obsolescence, the amount of any product returns, the availability and costs of raw materials, equipment and other supplies, the cyclical nature of both the computer industry and the markets addressed by the Company's products, technological changes, competition and competitive pressures on prices, the impact of the appearance of new manufacturers in East Asia, and economic conditions in the markets served by the Company. The Company's products find application in a wide variety of computer, computer peripheral, medical, telecommunications and industrial control products. A slowdown in demand for products that utilize the Company's products as a result of economic, technological, or other conditions in the markets served by the Company or other broad-based factors could adversely affect the Company's operating results. In addition, the Company will be adversely affected if OEMs increase their own manufacture of interconnections, if large manufacturers of cables, printed circuit board assemblies or connectors seek a greater share of the molded cable assembly business, or if manufacturing is moved to East Asian suppliers.

         Wide market acceptance of the Personal Computer Memory Card International Association ("PCMCIA") standards or other standards such as those for modems have been critical to the Cable Division's growth prospects. The success of such standards, however, cannot be accurately predicted since such success will depend on the promotional efforts of leading computer manufacturers and user acceptance. In addition, market acceptance of new standards can be expected to displace a portion of the Company's business for traditional cabling. Manufacturers of PCMCIA devices have standardized the connections between these devices and internal computer devices and with cables leading to connections with the external environment, such as the connection between PCMCIA modem devices and cables to outside telephone jacks. There has been no standardization of the connections between these cables and external devices, leading to substantial need for customization of cabling. The Company's PCMCIA sales  rely on custom  work for  connections  to  external  devices  and will be significantly and adversely affected should manufacturers succeed in standardizing these connections. As a result, further standardization of PCMCIA devices could adversely affect the Company's business. The Company will continue to be affected by competitive forces in the markets for all of its products and services.

Possible Merger

     The  Company  has  announced  the  termination  of a letter of intent for a
merger  with  TMCI  Electronics,   Inc.  ("TMCI").  The  letter  of  intent  had
contemplated a tax-free exchange of shares at an expected exchange rate ratio of
 .625 shares of TMCI for each share of the Company. The Company and TMCI will continue to interact on their earlier sales and manufacturing agreement and also may continue to discuss a possible strategic partnership. There can be no assurance that the Company will conclude a strategic partnership merger with TMCI or any other party, and what effect any such partnership might have on the future of the operations of the Company.

Need to Establish and Expand Customer Base

     Sales by the Company have historically been concentrated with several large customers. The Company has worked to reduce its dependence on several large customers, however sales to three customers still accounted for approximately 41% of total sales for the fiscal year ended September 30, 1997 and sales to one customers accounted for approximately 60% of total sales for the nine months ended June 30, 1998. The loss of any one of these major customers could significantly and adversely affect the Company.

         The Company's sales to a particular customer can vary significantly depending on the life cycles of the customer's products. As a result of the rapid pace of technological development in the computer and computer peripheral industries, products frequently have life cycles of less than a year. Demand for the Company's products and services can diminish significantly as a customer's products reach the end of their useful sales lives or become so standardized as to be appropriate for high volume, low cost foreign production. The Company must continue to expand its customer base in order to consistently have customers that have products at the beginning of their life cycles when demand for the Company's customized cable interconnection development and production services is greatest. Therefore, the Company's future prospects depend significantly on its ability to establish and maintain long-term customer relationships over the sales lives of multiple products and to add new customers in the rapidly changing market for compatible products.


Dependence on New Products and Technologies

         The Company's future operating results will depend to a significant extent on its ability to continue to develop and introduce on a timely basis new products, which compete effectively on the basis of price and performance and which address customer requirements. The success of new product introductions depends on various factors, including proper new product selection, timely completion and introduction of new product designs and the use and market acceptance of customers' end products. The Company's inability to design, develop and introduce competitive products on a timely basis could adversely affect its future operating results. Some of the Company's products also require compatibility with products manufactured by third-party vendors. There can be no assurance the Company will be able to maintain compatibility in the event such vendors modify their products. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products noncompetitive or obsolete.

Technological Obsolescence

         The industries that the Company serves are marked by rapid technological change. The Company must continuously modify its existing products and seek to develop new products in order to remain competitive. There can be no assurance that new technological developments will not adversely affect the Company. Specifically, technology has been recently developed using electromagnetic transmission on infrared and UHF frequencies that fulfill the functions of some of the Company's cable products. Although this technology is still subject to significant obstacles, such as maintaining the security of the transmissions and improving their capacity and clarity, the successful development of "wireless" local data transmission could render many of the Company's current products obsolete.




Limited Proprietary Technology

         In 1997, the Company acquired, through the PowerStream division, the rights to several patent applications. The Company is currently investigating the economic feasibility of exploiting the technology covered by these patent applications, and has not yet determined to actively pursue these patent applications. The Company's other divisions do not have any patented technology. The Company regards aspects of its manufacturing processes as trade secrets and seeks to protect this know-how with secrecy agreements. There can be no assurance, however, that these agreements will be enforceable in the event of a breach. Therefore, even if the Company is able to develop successful new products, the Company may be limited in its ability to prevent competitors from copying these products. In addition, the Company has no registered trademarks, and products manufactured by the Company typically do not refer to the Company by name or mark.

Financial Condition of the Company; Recent Losses

           The Company has experienced losses from operations in recent fiscal periods. It experienced losses of $1,735,483 and $709,010 for the fiscal years ended September 30, 1997 and 1996, respectively. The Company also reported a loss of $225,978 for the first nine months ending June 30, 1998. As of September 30, 1997 and June 30, 1998, the Company had working capital of only $1,065,778 and $3,847,388, respectively. The Company's working capital requirements have been met primarily from loans, the issuance of debentures, operating cash flow and the net proceeds of its initial public offering but there can be no assurance the Company will be able to obtain such funds in the future on acceptable terms. Although the Company is actively pursuing additional financing, there can be no assurance that the Company will not continue to experience losses or will ever generate revenues at levels sufficient to support profitable operations.

Factors Affecting Supplies

         Many of the Company's suppliers are located outside the United States. The purchase of materials from foreign suppliers may be adversely affected by political and economic conditions abroad. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures or other trade policies, could adversely affect the Company's ability to purchase materials from foreign suppliers. Also, to the extent that such foreign transactions are denominated in currencies other than the U.S. dollar, the Company may be exposed to exchange rate fluctuations. Although the Company has not entered into non-U.S. dollar transactions and has not incurred any material exchange gains or losses to date, there can be no assurance that the Company will not enter into such transactions in the future or that fluctuations in the currency exchange rates in the future will not have an adverse effect on the Company's operations.

         Certain key component parts used in the Company's interconnection products are available from only one or a limited number of suppliers, and the Company currently does not have long-term agreements with any suppliers of components. Any reduction or interruption in supply from third-party contractors would adversely affect the Company's results of operations unless or until alternative sources are established. Moreover, operating results could be adversely affected by the receipt of defective components, an increase in prices from suppliers or the inability of the Company to obtain lower prices in response to competitive price reductions. Finally, some of the Company's suppliers may also enter the manufacture of custom cable interconnections, which could adversely affect the Company's business by directly competing with the Company and by ceasing or delaying supplies to the Company.

Competition

         Many of the markets for the Company's products are highly competitive. The Company competes directly with numerous other contract manufacturers that, like the Company, obtain raw material from suppliers and in turn manufacture for customers. The Company also indirectly competes with computer cabling and connector manufacturers and major OEMs that produce their own cable assemblies. In all product lines, such manufacturing and OEMs generally are substantially larger and have greater resources than the Company. As new products become standardized and are produced in large quantities, foreign producers in countries with lower labor costs than the United States will be better able to compete for production of the products since they can generally offer lower prices than the Company. The Company also competes with other OEM companies to obtain supplies. A number of the companies from which the Company buys material maintain proprietary control of their newly designed products.

Impact of Price Variations of Raw Materials

     Although the Company does not manufacture the cable sub components itself, the raw materials purchased from manufacturers are a significant component of the Company's cost of sales. The prices of such materials can vary substantially based upon many factors including world economic and political conditions. The Company may be able to pass on increases in material costs resulting from increases in raw material costs to its customers. However, the Company generally bids on projects in advance and may not be able to pass on increased costs to the extent that raw material costs increase more than anticipated.

Dependence on Key Personnel

         The Company's success depends to a significant extent upon the continued service of James S. Pendleton, its Chairman and Chief Executive Officer; Wayne R. Wright, its Vice Chairman and Chief Financial Officer; Alan Weaver, President of the InCirT Division; Daniele Reni, President of the PowerStream Division; and Stephen J. Fryer, its President and Chief Operating Officer. The Company has employment agreements with Messrs. Pendleton and Wright which expire in January 2002, with Mr. Weaver which expires in April 1999, with Mr. Reni which expires in April 2000 and with Mr. Fryer which expires in October 2002. The Company has obtained $1,000,000 key person life insurance on Messrs. Wright, and Pendleton, and $500,000 on Messrs. Weaver, Fryer, and Reni. The Company also will continue to depend on other members of its senior staff as well as on its ability to continue to attract, retain and motivate additional qualified personnel. The competition for experienced personnel is intense, and the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company. There can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining any additional personnel it requires.

Potential Future Need for Additional Funds

     Management believes that additional working capital may be required to meet its future operating costs, for business expansion opportunities and acquisitions in addition to its existing cash balances, borrowings available under the line of credit, and cash generated from operations. However, there can be no assurance that such additional financing, if required, would be available on favorable terms if at all or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

Maintenance Criteria for Nasdaq Securities; Penny Stock Rules

         Since March 13, 1996, the Common Stock and Warrants of the Company have been quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market System. The Common Stock and Warrants were previously quoted on the Nasdaq Small-Cap Market. To maintain its listing on the Nasdaq National Market System, the Company must continue to be registered under Section 12(g) of the Exchange Act and have net tangible assets of at least $4,000,000, a public float of at least 750,000 shares with a market value of at least $5,000,000 and at least 400 stockholders. In the event the Company does not meet the conditions for maintaining its listing on the National Market System, the Company believes it will qualify for listing on the Small-Cap Market. There can be no assurance that the Company in the future will meet the requirements for continued listing on the Nasdaq National Market System or Nasdaq Small-Cap Market with respect to the Common Stock or Warrants. If the Company's securities fail to maintain a Nasdaq listing, the market value of the Common Stock and Warrants likely would decline and purchasers in this offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.

         In  addition,  if the  Company  fails  to  maintain  at  least a Nasdaq
Small-Cap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of their shares.

Potential Reduction in Exercise Price of Warrants

         The Company can reduce the exercise price of the Warrants upon notice to the Warrant holders and may seek to promote the exercise of the Warrants by reducing the exercise price thereof. The Company has no current plans to effect such a reduction in the exercise price of the Warrants and holders of Warrants should not anticipate such a reduction. In the event that the exercise price is reduced, Warrant holders may be able to purchase Common Stock for a price less than the then market value of the Common Stock which may result in a material dilution to the then current holders of Common Stock.

Effect of Issuance of Preferred Stock

     Certain provisions of the Company's Certificate of Incorporation allow the Company to issue Preferred Stock with voting, liquidation and dividend rights senior to those of the Common Stock without the approval of the Company's stockholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding stock of the Company and result in the dilution of the value of the then current stockholders' Common Stock. The Company has no present plans to issue shares of Preferred Stock.

Shares Eligible for Future Sale

     Sales of substantial amounts of Common Stock of the Company in the public market could adversely affect prevailing market prices. All of the 4,773,863 shares of Common Stock outstanding as of July 27, 1998 are eligible for resale in the public market, subject to compliance with Rule 144 under the Securities Act, or are currently registered for public sale.

Dividends Not Likely

         The Company has never paid dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Any earnings that may be generated will be used to finance the growth of the Company's business. In addition, the Company's revolving credit facility prohibits the payment of cash dividends without the lender's consent.




Control by Current Directors

     As of September 30, 1998, the current directors own approximately 22% of the issued and outstanding shares of Common Stock (assuming no exercise of any outstanding options or warrants). Accordingly, the current directors may be able to substantially influence the election of the Company's directors, to cause an increase in the authorized capital or the dissolution, merger, or sale of the assets of the Company and generally to control the affairs of the Company.


                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of 1,475,000 shares of Common Stock upon exercise of the Convertible Debentures and warrants would be approximately $1,217,000 after taking into account estimated offering expenses of approximately $50,000. The Company will receive no proceeds from the sale of Securities held by any Selling Security Holders. There can be no assurance that any or all of the Convertible Debentures or Warrants will be exercised and accordingly, the Company might receive no or only minimal proceeds from this offering.

         Any proceeds received from the exercise of the Convertible Debentures or Warrants would be added to working capital. The Company has no definite plans for the use of any proceeds from the exercise of the Convertible Debentures or warrants, except the repayment of certain debt, nor has the Company made specific allocations as to the use of any such proceeds. The proceeds could be used for current manufacturing, administrative, marketing or research and development expenses, the acquisition of inventory or related businesses, the repurchase of certain of the Company's outstanding securities, or the repayment of debt. Future events, including changes in the economic climate and/or the Company's planned business operations, including the success or lack thereof of the various intended business activities, may make shifts in the allocation of funds amongst these categories necessary or desirable. Any such shifts will be at the discretion of the Board of Directors of the Company. In its financial planning, the Company has not assumed the receipt of any funds from the exercise of the Convertible Debentures or Warrants. Prior to expenditure, any net proceeds will be invested in short-term interest bearing securities or money market funds.



                              MATERIAL DEVELOPMENTS

    Except as noted below, no reportable material developments have occurred since the Company's filing on September 30, 1998 of its amended quarterly report on Form 10-QSB for the quarterly period ending June 30, 1998.


     Stephen J. Fryer has been named President and Chief Operating Officer. James S. Pendleton will continue as Chairman and Chief Executive Officer. On August 27, 1998 the Company held its annual shareholders meeting. All of the current directors were reelected and Mr. Milton Haber was elected as an additional director. The stockholders also ratified the issuance of convertible debentures and the grant of stock options to officers and directors as well as approving the appointment of Grant Thornton LLP as auditors for the 1998 fiscal year financial statements. See also "Risk Factors - Possible Merger".

                                LEGAL PROCEEDINGS


         In 1996, the Company sold its San Jose Division to Touche Electronics, Inc. ("Touche") and TMCI Electronics, Inc., ("TMCI"). On February 14, 1997, Touche and TMCI filed a demand for arbitration for the purpose of rescinding the Asset Purchase Agreement in Santa Clara County, California under the arbitration provisions of the California Code of Civil Procedure Sections 1282 through 1284 as provided in the contract of sale. The Company filed a counterclaim against TMCI in May 1997, alleging that TMCI had defaulted in its obligations under promissory  notes  issued  to the  Company  for the  purchase  of the  San  Jose
Division. The disputes were submitted to arbitration. In December 1997, the Company and TMCI entered into a Settlement and Release Agreement (the "Settlement Agreement") releasing each other of any and all respective claims the parties may have had against each other. The Settlement Agreement provided, in part, that TMCI issue to the Company 137,390 shares of TMCI's common stock to replace the Notes Receivable, accrued interest and other obligations of TMCI (the "Settlement Stock"). The Settlement Stock is guaranteed by TMCI to have a minimum value of $7.4532 per share. In April 1998, TMCI issued to the Company 18,861 shares of additional stock because the Stock Settlement was sold for less than minimum value. The Company has entered into a letter of intent to merge with TMCI. See "Risk Factors - Possible Merger".


                              PLAN OF DISTRIBUTION

         All of the Securities being offered hereunder are being offered for the respective accounts of the Selling Security Holders. The Company will not receive any proceeds from the sale of these Securities by the Selling Security Holders, although it will receive the exercise prices of such Warrants when and if the Warrants are exercised. The sale of Securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing or timing of options on the Securities, or through a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may include block transactions by or for the account of the Selling Security Holders. If any Securities, or options thereon, are sold pursuant to this Prospectus at a fixed price or at a negotiated price which is in either case other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

     The Selling Security Holders may effect transactions in their Securities by selling their Securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase the Selling Security Holders' Securities as principals and thereafter sell such Securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals, or both.

         The Selling Security Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                            SELLING SECURITY HOLDERS

     An aggregate of up to 1,475,000 shares of Common Stock are being offered for sale by Selling Security Holders. The following table sets forth certain information with respect to the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the shares of Common Stock, although it will receive proceeds from the exercise of the Warrants, if exercised.


                                         Beneficial                                                   Beneficial
                                         Ownership of                                                 Ownership of
                                         Shares of                                                    Shares of
                                         Common Stock                 Securities to be                Common Stock
Selling Security Holders                 Prior to Sale                Sold                            After Sale
-------------------------------------------------------------------------------------------------------------------
Louis F. Centofanti                              50,000                      50,000                      0
-------------------------------------------------------------------------------------------------------------------
Gordon Mundy                                     90,000                      90,000                      0
-------------------------------------------------------------------------------------------------------------------
Heracles Holdings                                50,000                      50,000                      0
-------------------------------------------------------------------------------------------------------------------
RBB Bank Aktiengesellschaft                      800,000                     290,000                     510,000
-------------------------------------------------------------------------------------------------------------------
BMC Bach International Ltd., Inc.
a British Virgin Islands Corporation             715,000                     715,000                     0
-------------------------------------------------------------------------------------------------------------------
JW Charles Securities, Inc.                      280,000                     280,000                     0
-------------------------------------------------------------------------------------------------------------------



                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of Common Stock offered hereby have been passed upon for the Company by Oscar D. Folger, Esq., New York, New York.



                                     EXPERTS

         The financial statements of Pen Interconnect, Inc., as of September 30, 1997, and for each of the two years then ended, incorporated by reference from the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 1997, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report appearing therein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof. The Commission file number for all documents which are incorporated by reference is 1-14072.

     (1) Annual Report on Form 10-KSB as of September 30, 1997 and for each of the two years then ended, as amended.

     (2) The section entitled "Description of Securities" in the Company's registration statement on Form SB-2 (Registration No. 33-96444-D, declared effective on November 17, 1995.

     (3) Quarterly Report on Form 10-QSB as of March 31, 1998 and for the six months then ended, as amended.


     (4) Quarterly Report on Form 10-QSB as of June 30, 1998 and for the nine months then ended, as amended.



     In addition, all documents filed by the Company pursuant to Sections 13(a), 13 (c), 14 and 15 (d) of the Exchange Act, from the time of the initial filing of this Registration Statement to the termination of the offering of the securities covered by this Prospectus or the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

                                 INDEMNIFICATION

     The Certificate of Incorporation of the Company provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the corporation whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of the heirs, executives, and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              AVAILABLE INFORMATION

         This Prospectus contains certain information concerning the Company and its securities, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act of 1933, as amended, to which reference is made. Any summary from the Exhibits contained in this Prospectus is necessarily incomplete and must not be considered as a full statement of the provisions of such instruments.

                             PEN INTERCONNECT, INC.




                        1,475,000 shares of Common Stock











                         -------------------------------

                                   PROSPECTUS
                         -------------------------------









                                 October __, 1998

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee           $727
Nasdaq Listing Fee                                          17,500
Printing and Engraving                                       2,000
Transfer Agent's Fee and Expenses                            1,000
Legal Fees and Expenses                                      8,000
Blue Sky Qualification Fees and Expenses                    10,000
Accountants' Fees and Expenses                               5,000
Miscellaneous Expenses                                       5,773
                                                           -------

Total                                                     $ 50,000
                                                          ========


Item 15.  Indemnification of Directors and Officers

         The Company has entered into agreements with each director and officer in which the Company agrees to indemnify each director and officer to the maximum extent permitted by law.

          The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

         The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the corporation whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of the heirs, executives, and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

         Sections 16.10a-902 and 16.10a-903 of the Utah Revised Business Corporation Act concerning indemnification of officers, directors, employees and agents are set forth below.

         16-10a-902                 Authority to Indemnify Directors.

     (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

     (a)  his conduct was in good faith; and
     (b) he reasonably believed that his conduct was in, or not opposed to the corporation's best interests; and
     (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

               (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

               (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

               (c) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         16-10a-903         Mandatory Indemnification of Directors.

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit No.           Description

3.1      Restated Certificate of Incorporation, as amended (1)

3.2      By-Laws (1)

5.1      Opinion and Consent of Oscar D. Folger, Esq. (2)

10.1     Form of Warrants (2)

10.2     Form of Convertible Debenture (2)

10.3     Form of Finders Fee Agreement (2)

23.1     Consent of Oscar D. Folger, Esq.  ( included in Exhibit 5.1 ) (2)

23.2     Consent of Grant Thornton LLP

(1) Incorporated by reference from registration statement on Form SB-2, File No. 33-96444-D
(2) Previously filed.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has authorized this registration statement to be signed on its behalf by the undersigned in Salt Lake City, Utah as of September 30, 1998.

                                PEN INTERCONNECT, INC.

                                By  /s/ James S. Pendleton
                                   James S. Pendleton,
                                  Chairman/ Chief Executive Officer


         Each person whose signature appears below hereby constitutes and appoints James S. Pendleton as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933. Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                         Date


 /s/ James S. Pendleton           CEO and Chairman            September 30, 1998
--------------------------
James S. Pendleton


/s/ Wayne R. Wright               Vice Chairman and CFO       September 30, 1998
-------------------
Wayne R. Wright                   (Principal Accounting and
                                   Financial Officer)


/s/ C. Reed Brown                  Director                   September 30, 1998
C. Reed Brown


/s/ Stephen J. Fryer               Director and               September 30, 1998
--------------------               Chief Operating Officer
Stephen J. Fryer



/s/ James E. Harward
--------------------
James E. Harward                   Director                   September 30, 1998




                                      II-2